Exhibit 23.3

CONSENT OF INDEPENDENT PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the registration statement (No. 333-170622) on Form S-3 of First PacTrust Bancorp, Inc. of our audit report on Gateway Bancorp and subsidiary consolidated financial statements as of December 31, 2011 and 2010 and for the years then ended. The aforementioned audit report (which is dated March 30, 2012) expresses an unqualified opinion on such consolidated financial statements and includes an explanatory paragraph relating to uncertainty associated with certain regulatory actions, and appeared in First PacTrust Bancorp, Inc.’s Current Report on Form 8-K/A filed with the Securities and Exchange Commission on April 10, 2012.

/s/ Squar, Milner, Peterson, Miranda & Williamson, LLP

Newport Beach, California

December 3, 2012